Exhibit 99.1

Revlon Reports First Quarter 2021 Results

Company Releases First Quarter 2021 Results Reflecting Sequential Improvement in Top-Line with Continued Cost Reductions from the Company's 2020 Restructuring Program Driving Best First Quarter As Reported Operating Result in Five Years

Revlon Announces the Revlon Global Growth Accelerator that includes a Reinvestment Strategy to Strengthen Brands and Drive Long-Term Sustainable Margin and Revenue Growth

NEW YORK--(BUSINESS WIRE)--May 10, 2021--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced that it is expanding the existing Revlon 2020 Restructuring Program through 2023. The Company will rename the revised program the Revlon Global Growth Accelerator (“RGGA”). The expanded program includes a reinvestment strategy to strengthen our brands and drive long-term sustainable margin and revenue growth through realized incremental productivity initiatives and enhanced capabilities.

Revlon Global Growth Accelerator ("RGGA")

The major initiatives underlying the Revlon Global Growth Accelerator Program include:

  Strategic Growth: Boost organic sales growth behind our strategic pillars – brands, markets, and channels -- to deliver an approximate mid-single digit Compound Average Annual Growth Rate through 2023.
  Operating Efficiencies: Drive additional operational efficiencies and cost savings to fuel investments in revenue growth. Under RGGA, the Company expects to deliver annualized incremental cost reductions of approximately $75 million - $95 million through 2023 to drive continued improvement in margin.
  Build Capabilities: Enhance capabilities and up-skill employees in order to evolve our culture to promote agility and deliver transformational change.

The Revlon Global Growth Accelerator will set the foundation for the Company’s long-term sustainable growth in both margin and revenue. Our focus is on our iconic brands of Revlon and Elizabeth Arden in key markets and channels of US Mass, US Prestige, EMEA and China, and our global e-commerce business.

2021 First Quarter Results

The Company also released financial results for the quarter ended March 31, 2021 described below:1

  As Reported net sales were $445.0 million in the first quarter of 2021, compared to $453.0 million during the prior-year period, a decline of $8.0 million, or 1.8%. The Company experienced double-digit net sales growth in its Elizabeth Arden and Fragrances segments. As Reported net sales include approximately $44 million of estimated negative impacts associated with the ongoing effects of the COVID-19 pandemic.
  Penetration of e-commerce net sales increased to approximately 13% of net sales versus 12% of net sales in the prior-year period. E-commerce net sales grew by approximately 5% across all regions, which includes double-digit top-line growth of its mass retail, professional, and prestige franchises in EMEA; its mass retail franchise in Asia; and in its professional and prestige franchises in North America.
  As Reported operating loss was $12.7 million in the first quarter of 2021, compared to a loss of $186.2 million during the prior-year period. The lower operating loss was driven primarily by $124.3 million in lower impairment charges, $28.9 million in lower selling, general and administrative expenses (SG&A), driven in part by cost reductions associated with the Company's restructuring program, and $19.4 million lower restructuring charges. Despite continued COVID-19 headwinds, the Company was able to improve its gross margin by 70 basis points. Adjusted operating income in the first quarter of 2021 increased by $12.6 million to $1.8 million from a $10.8 million Adjusted operating loss in the prior-year period, which represents the highest first quarter Adjusted operating income achieved by the Company in five years.
  As Reported net loss was $96.0 million in the first quarter of 2021, versus a $213.9 million net loss in the prior-year period. The lower net loss was driven primarily by improvements in the As Reported operating loss as described above, partially offset by a $48.4 million higher income tax provision and $10.5 million higher interest expense. Adjusted net loss was $83.3 million in the first quarter of 2021, compared to an Adjusted net loss of $64.7 million during the prior-year period.
  Adjusted EBITDA(a) in the first quarter of 2021 was $38.2 million, versus $28.4 in the prior-year period, which represents an approximately 240 basis point improvement to Adjusted EBITDA margin over the prior-year period. The higher Adjusted EBITDA was driven primarily by the lower Adjusted operating loss.
  As of March 31, 2021, the Company had total liquidity of $129.6 million.
  On May 7, 2021, the Company closed an amendment to its 2016 asset-based revolving credit agreement with MidCap Funding IV Trust as the collateral agent and administrative agent, as successor in such capacity to Citibank, N.A. The amendment, among other things, extends the scheduled maturity of the revolving credit facility and the second-in, second-out term loan thereunder from June 8, 2023 to May 7, 2024, subject to certain springing maturities.

“I am pleased with the continued sequential improvement in our business as we continue to recover from COVID-19 while benefiting from the exhaustive restructuring strategies we first implemented in 2018. Our businesses in the prestige channel, including Elizabeth Arden and Fragrances, experienced double-digit net sales growth in the first quarter, recovering more quickly than our businesses in the mass channel related to color cosmetics. As markets around the world continue to reopen and COVID-19 restrictions loosen, we are optimistic around the rebound of the mass channel, and particularly the Color Cosmetics category. Our e-commerce channel continues to experience growth and to increase as a percentage of our net sales, and our Adjusted EBITDA margin grew 240 basis points.

"Additionally, our Revlon Global Growth Accelerator Program, which we officially announced externally today, is a holistic transformation program that is designed to set the foundation for long-term, sustainable margin and revenue growth. This will enable the Company to maximize the potential of our iconic brand portfolio with a focus on Revlon and Elizabeth Arden in key markets as well as continue to expand our digital and e-commerce capabilities. We continue to anticipate a recovery in demand for beauty products including color cosmetics as the pandemic restrictions ease globally and believe that with the focus of RGGA, we are well positioned to capture the opportunities ahead for Revlon. This truly marks a turning point in Revlon’s trajectory, as we engage the entire organization towards our future: I look forward to Revlon building on the timeless legacy of our iconic brands and once again leading in the dynamic beauty industry," said Debra Perelman, Revlon's President and Chief Executive Officer.

[1] The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

First Quarter 2021 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended March 31, (Unaudited)
	2021		2020		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$445.0	$445.0	$453.0	$457.2	(1.8)%	(2.7)%
Gross Profit	253.8	259.1	255.2	264.5	(0.5)%	(2.0)%
Gross Margin	57.0%	58.2%	56.3%	57.9%	70bps	30bps
Operating Income (loss)	$(12.7)	$1.8	$(186.2)	$(10.8)	93.2%	116.7%
Net Loss	(96.0)	(83.3)	(213.9)	(64.7)	55.1%	(28.7)%
Adjusted EBITDA		38.2		28.4		34.5%
Diluted (Loss) Income per Common Share	$(1.79)	$(1.55)	$(4.02)	$(1.22)	55.5%	(27.0)%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

  Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.
  Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.
  Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.
  Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.

	Three Months Ended March 31, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$162.0	$181.8	(10.9)%	(13.9)%
Elizabeth Arden	112.2	95.2	17.9%	12.0%
Portfolio	96.0	110.0	(12.7)%	(14.6)%
Fragrances	74.8	66.0	13.3%	11.2%
Total	$445.0	$453.0	(1.8)%	(5.0)%

	Three Months Ended March 31, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$8.0	$15.6	(48.7)%	(55.1)%
Elizabeth Arden	9.2	4.2	119.0%	85.7%
Portfolio	13.1	7.2	81.9%	75.0%
Fragrances	7.9	1.4	N.M.	N.M.
Total	$38.2	$28.4	34.5%	23.6%

Revlon Segment

Revlon segment net sales in the first quarter of 2021 were $162.0 million, a $19.8 million or 10.9% (or 13.9% XFX) decrease compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $23 million (or $22 million XFX) during the first quarter of 2021. The segment's lower net sales were driven primarily by Revlon color cosmetics across all markets, lower North American net sales of Revlon ColorSilk hair care, as well as other Revlon-branded hair care, due primarily to the ongoing effects of the COVID-19 pandemic as well temporary severe weather-related disruptions in the mass retail channel. This decrease was partially offset by higher net sales of Revlon-branded beauty tools and Revlon Professional products.

Revlon segment profit in the first quarter of 2021 was $8.0 million, compared to $15.6 million in the prior-year period, a decrease driven primarily by the segment's lower net sales.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the first quarter of 2021 were $112.2 million, a $17.0 million or 17.9% (or 12.0% XFX) increase compared to the prior-year period. The higher net sales were driven by the Ceramide and Cica Glow skincare products, as well as the Green Tea fragrance collection in North America and Asia. This growth was partially offset by lower net sales of other skin care products. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $3 million (or $3 million XFX) during the first quarter of 2021.

Elizabeth Arden segment profit in the first quarter of 2021 was $9.2 million, compared to $4.2 million in the prior-year period, an increase primarily due to the segment's higher net sales, partially offset by higher brand support expenses to support the increased level of sales.

Portfolio Segment

Portfolio segment net sales in the first quarter of 2021 were $96.0 million, a $14.0 million, or 12.7% (or 14.6% XFX) decrease compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $14 million (or $13 million XFX) during the first quarter of 2021. The decrease in segment net sales was driven primarily by the sale of the Natural Honey brand in December 2019, which continued to produce transition services revenue during 2020 and lower net sales of Mitchum anti-perspirant deodorants and Almay color cosmetics, primarily in North America and EMEA, due, in part, to the continuing effects of COVID-19.

Portfolio segment profit in the first quarter of 2021 was $13.1 million, compared to $7.2 million in the prior-year period, driven by lower SG&A expenses, driven by cost reductions achieved through the Revlon 2020 Restructuring Program, and brand support expenses as well as higher gross profit margin, partially offset by the segment's lower net sales.

Fragrances Segment

Fragrances segment net sales in the first quarter of 2021 were $74.8 million, an $8.8 million, or 13.3% (or 11.2% XFX) increase compared to the prior-year period. The segment's higher net sales were driven primarily by Juicy Couture, Curve and John Varvatos in North America, partially offset by lower sales of distributed fragrances in North America and EMEA. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $5 million (or $5 million XFX) during the first quarter of 2021.

Fragrances segment profit in the first quarter of 2021 was $7.9 million, compared to $1.4 million in the prior-year period, primarily as a result of higher net sales and lower brand support expenses, partially offset by the segment's slightly lower gross profit margin.

Geographic Net Sales

The following tables provide a comparative summary of the Company's North America and International net sales for the periods presented:

	Three Months Ended March 31, (Unaudited)
(USD millions)	2021 As Reported	2020 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$83.0	$99.1	(16.2)%	(16.4)%
International	79.0	82.7	(4.5)%	(10.8)%
Elizabeth Arden
North America	$28.4	$21.4	32.7%	29.0%
International	83.8	73.8	13.6%	7.0%
Portfolio
North America	$63.5	$70.8	(10.3)%	(11.0)%
International	32.5	39.2	(17.1)%	(21.2)%
Fragrances
North America	$51.3	$42.2	21.6%	20.9%
International	23.5	23.8	(1.3)%	(5.9)%
Total Net Sales	$445.0	$453.0	(1.8)%	(5.0)%

Total Net Sales Summary
North America	$226.2	$233.5	(3.1)%	(3.9)%
International	218.8	219.5	(0.3)%	(6.1)%

Revlon Segment

In North America, Revlon segment net sales of $83.0 million in the first quarter of 2021 decreased by $16.1 million, or 16.2% (or 16.4% XFX), compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $15 million (or $15 million XFX) during the first quarter of 2021. The segment's lower net sales in North America were primarily driven by lower net sales of Revlon color cosmetics, Revlon ColorSilk hair care products, and other Revlon-branded hair care products, due to the continuing effects of COVID-19 on the mass retail channel, partially offset by higher net sales of Revlon-branded beauty tools.

In International, Revlon segment net sales of $79.0 million in the first quarter of 2021 decreased by $3.7 million, or 4.5% (or 10.8% XFX), compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $8 million (or $8 million XFX) during the first quarter of 2021. The segment's lower International net sales were driven primarily by lower net sales of Revlon color cosmetics, partially offset by higher net sales of Revlon ColorSilk hair care products and Revlon-branded professional hair care products.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales of $28.4 million in the first quarter of 2021 increased by $7.0 million, or 32.7% (or 29.0% XFX), compared to the prior-year period. The improved North America net sales were driven by the segment's higher net sales of the Ceramide skin care products, partially offset by Visible Difference skin care products, due primarily to the continuing effects of COVID-19 on foot traffic at department stores and in other retail outlets. The ongoing COVID-19 pandemic negatively impacted net sales by an estimated $1 million (or $1 million XFX) during the first quarter of 2021.

In International, Elizabeth Arden segment net sales of $83.8 million in the first quarter of 2021 increased by $10.0 million, or 13.6% (or 7.0% XFX), compared to the prior-year period. The segment's higher international net sales were driven by higher net sales of the Ceramide and Cica Glow skincare products, as well as the Green Tea fragrance collection, partially offset by lower net sales of other skin care products. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $2 million (or $2 million XFX) during the first quarter of 2021.

Portfolio Segment

In North America, Portfolio segment net sales of $63.5 million in the first quarter of 2021 decreased by $7.3 million, or 10.3% (or 11.0% XFX), compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $8 million (or $8 million XFX) during the first quarter of 2021. The segment's lower North America net sales were driven by Mitchum anti-perspirant deodorants and certain regional and local brands.

In International, Portfolio segment net sales of $32.5 million in the first quarter of 2021 decreased by $6.7 million, or 17.1% (or 21.2% XFX), compared to the prior-year period. The ongoing effects of the COVID-19 pandemic negatively impacted net sales by an estimated $6 million (or $5 million XFX) during the first quarter of 2021. The segment's lower International net sales were driven primarily by the sale of the Natural Honey brand in December 2019, which continued to produce transition services revenue during 2020.

Fragrances Segment

In North America, Fragrances segment net sales of $51.3 million in the first quarter of 2021 increased by $9.1 million, or 21.6% (or 20.9% XFX), compared to the prior-year period. The segment's higher net sales in North America compared to the prior year period were driven primarily by Juicy Couture, Curve and John Varvatos. The effects of the ongoing COVID-19 pandemic negatively impacted net sales by an estimated $3 million (or $3 million XFX) during the first quarter of 2021.

In International, Fragrances segment net sales of $23.5 million in the first quarter of 2021 decreased by $0.3 million, or 1.3% (or 5.9% XFX), comparable to the prior-year period. The effects of the ongoing COVID-19 pandemic negatively impacted net sales by an estimated $1 million (or $1 million XFX) during the first quarter of 2021.

Cash Flow

Net cash used in operating activities in 2021 was $28.4 million, compared to $77.6 million in the prior-year period. The decrease in cash usage was driven primarily by lower Adjusted operating losses and lower inventory levels, partially offset by lower net sales, driven by the ongoing effects of the COVID-19 pandemic. Free cash flow(a) used in 2021 was $29.1 million, compared to $79.4 million used in the prior year.

Liquidity Update

As of March 31, 2021, the Company had approximately $129.6 million of available liquidity, consisting of $85.6 million of unrestricted cash and cash equivalents, as well as $50.7 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $229.6 million drawn as of such date), less float of approximately $6.7 million.

First Quarter 2021
Results Conference Call

The Company will host a conference call with members of the investment community today, May 10, 2021, at 8:30 A.M EST to discuss its first quarter 2021 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)	Q1 2021	Q1 2020
Net Loss Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$3.1	$2.4
Restructuring and related charges	7.3	34.4
Acquisition, integration and divestiture costs	0.6	2.1
Gain on divested assets	—	0.8
Financial control remediation and sustainability actions and related charges	0.2	2.1
Excessive coupon redemption	—	4.2
COVID-19 charges	6.2	7.5
Capital structure and related charges	0.2	—

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce the COVID-19 pandemic's continued impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs, severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)

Net sales	$445.0	$453.0
Cost of sales	191.2	197.8
Gross profit	253.8	255.2
Selling, general and administrative expenses	260.5	289.4
Acquisition, integration and divestiture costs	0.6	2.1
Restructuring charges and other, net	5.4	24.8
Impairment charges	—	124.3
Loss on divested assets	—	0.8
Operating loss	(12.7)	(186.2)

Other expenses:
Interest expense, net	58.9	48.4
Amortization of debt issuance costs	8.7	4.0
Foreign currency losses, net	3.3	16.6
Miscellaneous, net	1.2	(4.1)
Other expenses	72.1	64.9

Loss from operations before income taxes	(84.8)	(251.1)
Benefit from income taxes	11.2	(37.2)
Net loss	$(96.0)	$(213.9)

Other comprehensive income (loss):
Foreign currency translation adjustments	(13.2)	(5.2)
Amortization of pension related costs, net of tax	3.5	2.5
Pension re-measurement, net of tax	8.3	—
Other comprehensive loss, net	(1.4)	(2.7)
Total comprehensive loss	$(97.4)	$(216.6)

Basic and Diluted (loss) earnings per common share:	$(1.79)	$(4.02)

Weighted average number of common shares outstanding:
Basic	53,653,449	53,167,453
Diluted	53,653,449	53,167,453

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$85.6	$97.1
Trade receivables, net	315.6	352.3
Inventories, net	441.2	462.6
Prepaid expenses and other current assets	141.7	134.4
Total current assets	984.1	1,046.4
Property, plant and equipment, net	335.6	352.0
Deferred income taxes	23.6	25.7
Goodwill	563.2	563.7
Intangible assets, net	419.5	430.8
Other assets	104.9	109.1
Total assets	$2,430.9	$2,527.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.3	$2.5
Current portion of long-term debt	107.2	217.5
Accounts payable	195.6	203.3
Accrued expenses and other current liabilities	402.7	420.9
Total current liabilities	705.8	844.2
Long-term debt	3,266.8	3,105.0
Long-term pension and other post-retirement plan liabilities	196.7	212.4
Other long-term liabilities	220.3	228.1
Total stockholders' deficiency	(1,958.7)	(1,862.0)
Total liabilities and stockholders' deficiency	$2,430.9	$2,527.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Three Months Ended
	March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(96.0)	$(213.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33.3	36.8
Foreign currency (gains) losses from re-measurement	3.3	16.6
Amortization of debt discount	0.4	0.4
Stock-based compensation amortization	3.1	2.4
Impairment charges	—	124.3
Benefit from deferred income taxes	1.7	(37.2)
Amortization of debt issuance costs	8.7	4.0
Loss on divested assets	—	0.8
Pension and other post-retirement cost	1.3	1.2
Paid-in-kind interest expense on the 2020 BrandCo Facilities	4.6	—
Change in assets and liabilities:
Decrease in trade receivables	33.7	84.6
Decrease (increase) in inventories	18.7	(42.5)
Increase in prepaid expenses and other current assets	(8.4)	(23.3)
Increase in accounts payable	2.8	14.9
Decrease in accrued expenses and other current liabilities	(22.5)	(34.8)
Decrease in deferred revenue	(1.3)	—
Pension and other post-retirement plan contributions	(13.7)	(3.6)
Purchases of permanent displays	(5.8)	(7.0)
Other, net	7.7	(1.3)
Net cash used in operating activities	(28.4)	(77.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(0.7)	(1.8)
Net cash used in investing activities	(0.7)	(1.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(10.6)	(6.4)
Borrowings under the SISO Term Loan Facility	100.0	—
Net (repayments) borrowings under the Amended 2016 Revolving Credit Facility	(59.3)	69.1
Borrowings under the 2021 Foreign Asset-Based Term Loan Facility	75.0	—
Repayments of the 2018 Foreign Asset-Based Term Facility	(58.9)	—
Repayments under the 2016 Term Loan Facility	(2.3)	(4.5)
Payment of financing costs	(11.8)	(0.3)
Tax withholdings related to net share settlements of restricted stock and RSUs	(2.4)	(0.4)
Other financing activities	(0.1)	(0.1)
Net cash provided by financing activities	29.6	57.4
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.3)	(3.3)
Net decrease in cash, cash equivalents and restricted cash	(0.8)	(25.3)
Cash, cash equivalents and restricted cash at beginning of period	102.5	104.5
Cash, cash equivalents and restricted cash at end of period	$101.7	$79.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$64.6	$62.9
Income taxes, net of refunds	(1.0)	1.0
Supplemental schedule of non-cash investing and financing activities:
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	4.6	—

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net (loss) income	$(96.0)	$(213.9)
Interest expense, net	58.9	48.4
Amortization of debt issuance costs	8.7	4.0
Foreign currency losses, net	3.3	16.6
Benefit from income taxes	11.2	(37.2)
Depreciation and amortization	33.3	36.8
Miscellaneous, net	1.2	(4.1)
EBITDA	$20.6	$(149.4)
Non-operating items:
Non-cash stock-based compensation expense	3.1	2.4
Restructuring and related charges	7.3	34.4
Acquisition, integration and divestiture costs	0.6	2.1
Loss on divested assets	—	0.8
Financial control remediation and sustainability actions and related charges	0.2	2.1
Impairment charges	—	124.3
Excessive coupon redemption	—	4.2
COVID-19 charges	6.2	7.5
Capital structure and related charges	0.2	—
Adjusted EBITDA	$38.2	$28.4

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Segment Profit:
Revlon	$8.0	$15.6
Elizabeth Arden	9.2	4.2
Portfolio	13.1	7.2
Fragrances	7.9	1.4
Total Segment Profit/Adjusted EBITDA	$38.2	$28.4

Reconciliation to (loss) income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(84.8)	$(251.1)
Interest expense, net	58.9	48.4
Amortization of debt issuance costs	8.7	4.0
Foreign currency losses, net	3.3	16.6
Miscellaneous, net	1.2	(4.1)
Operating income (loss)	(12.7)	(186.2)

Non-operating items:
Restructuring and related charges	7.3	34.4
Acquisition, integration and divestiture costs	0.6	2.1
Loss on divested assets	—	0.8
Financial control remediation and sustainability actions and related charges	0.2	2.1
Impairment charges	—	124.3
Excessive coupon redemption	—	4.2
COVID-19 charges	6.2	7.5
Capital structure and related charges	0.2	—
Adjusted Operating income (loss)	1.8	(10.8)
Non-cash stock-based compensation expense	3.1	2.4
Depreciation and amortization	33.3	36.8

Adjusted EBITDA	$38.2	$28.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Segment Net Sales
Revlon	$162.0	$181.8
Elizabeth Arden	112.2	95.2
Portfolio	96.0	110.0
Fragrances	74.8	66.0
Total Segment Net Sales	$445.0	$453.0

Non-operating items:
Excessive coupon redemption	—	4.2
Total Adjusted Net Sales	$445.0	$457.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Gross Profit	$253.8	$255.2
Non-operating items:
COVID-19 charges	5.3	5.1
Excessive coupon redemption	—	4.2
Adjusted Gross Profit	$259.1	$264.5

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$(96.0)	$(213.9)

Non-operating items (after-tax):
Restructuring and related charges	6.8	26.2
Acquisition, integration and divestiture costs	0.6	1.6
Loss on divested assets	—	—
Financial control remediation and sustainability actions and related charges	0.2	1.6
Impairment charges	—	110.9
Excessive coupon redemption	—	3.2
COVID-19 charges	4.9	5.7
Capital structure and related charges	0.2	—
Valuation allowance on net federal deferred tax assets	—	—
Adjusted net loss	$(83.3)	$(64.7)

Net (loss) income:
Diluted (loss) income per common share	(1.79)	(4.02)
Adjustment to diluted (loss) income per common share	0.24	2.80
Adjusted diluted (loss) income per common share	$(1.55)	$(1.22)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,653,449	53,167,453

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(28.4)	$(77.6)
Less capital expenditures	(0.7)	(1.8)

Free cash flow	$(29.1)	$(79.4)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com